Exhibit 5.1

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

November 12, 2019

Boston Scientific Corporation 300 Boston Scientific Way Marlborough, Massachusetts 01752-1234

Ladies and Gentlemen:

We have acted as counsel to Boston Scientific Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of €900,000,000 aggregate principal amount of 0.625% Senior Notes due 2027 (the “Notes”) subject to the terms and conditions set forth in the Underwriting Agreement — Basic Provisions dated November 6, 2019, as supplemented by the Terms Agreement dated November 6, 2019 (as so supplemented, the “Underwriting Agreement”), among the Company and each of the underwriters named therein. The Notes are to be issued under an Indenture dated as of May 29, 2013 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Indenture.
(b)	The certificate representing the Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)	The registration statement on Form S-3 (Registration No. 333-223095) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on February 20, 2018 (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”).
(b)	The prospectus dated February 20, 2018, forming a part of the Registration Statement with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”), as supplemented by the final prospectus supplement dated November 6, 2019 relating to the Notes (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Final Prospectus”).

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Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

November 12, 2019

(c)	The Underwriting Agreement.
(d)	Copies of the certificate of incorporation and by-laws of the Company, each as amended through the date hereof.
(e)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement, and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents and, for purposes of our opinion in paragraph (1) below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

(1)	The Company (a) is validly existing, (b) has the corporate power to execute, deliver and perform the Notes and (c) has taken all action necessary to authorize the execution, delivery and performance of the Notes.
(2)	the Notes have been duly executed and delivered by the Company, and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

November 12, 2019

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinion (2) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).
(b)	Our opinion (2) above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.
(d)	Although the Underwriting Agreement, Indenture and the Notes provide for obligations of the Company denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

This opinion letter is rendered to you in connection with the offering of the Notes.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

 /s/ Shearman & Sterling LLP

RA/AK/NK/JS

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